Press
Information

Company Contact: Sean Creamer, CFO
Arbitron Inc.
Phone: 410-312-8410
sean.creamer@arbitron.com

Media and Investor Relations Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Additional Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2006 THIRD QUARTER FINANCIAL RESULTS
Revenue up six percent to $90.7 million;
Net income per share (diluted) is $0.68;
Costs and expenses increase due to planned spending on Portable People Meter and ‘Project Apollo’
initiatives and reporting of share-based compensation expense

NEW YORK, October 19, 2006 – Arbitron Inc. (NYSE: ARB) today announced results for the third quarter ended September 30, 2006.

For the third quarter 2006, the Company reported revenue of $90.7 million, an increase of 6.0 percent over revenue of $85.6 million during the third quarter of 2005.

Planned spending on the Portable People Meter and Project Apollo initiatives along with the required expensing of share-based compensation contributed to increased costs and expenses for the third quarter of 7.8 percent, from $52.7 million in 2005 to $56.8 million in 2006.

Arbitron’s equity in the net income (loss) of its affiliate, Scarborough Research, declined from $193 thousand in the third quarter 2005 to a loss of $1.8 million in the third quarter of 2006. This decline is due primarily to changes in the delivery schedule for Scarborough market reports.

Earnings before interest and income tax expense (EBIT) for the quarter were $32.1 million, a decrease of 3.0 percent over EBIT of $33.1 million during the comparable period last year.

Net income for the third quarter decreased by 3.4 percent from $20.9 million in 2005 to $20.2 million in 2006.

Net income per share for the third quarter 2006 was $0.68 (diluted) compared with $0.66 (diluted) for the third quarter 2005.

The increase in net income per share for the third quarter relative to the decrease in net income for the quarter is attributable to a reduction in shares outstanding due to the company’s repurchase of its shares in the first half of 2006.

For the nine months ended September 30, 2006, revenue was $250.0 million, an increase of 6.5 percent over the same period last year. EBIT was $73.1 million, compared to $84.4 million in 2005. Net income for the nine months was $45.7 million or $1.51 per share (diluted), compared with $56.1 million or $1.77 per share (diluted) during the comparable period last year.

Commenting on the company’s accomplishments in the third quarter, Stephen Morris, president and chief executive officer of Arbitron, noted: “We continued to push forward on Project Apollo as a new marketing research service for advertisers and on the Portable People MeterSM System as the new radio ratings service in the top 50 markets.

“On the Apollo front, the World Federation of Advertisers – a network of 55 National Advertiser Associations and of over 40 of the world’s top 100 advertisers – officially endorsed the development of Project Apollo in the United States. And we continue to gather positive feedback and direction from the advertisers who are participating in the pilot panel for Project Apollo.

“Focusing on PPMSM ratings, we began recruiting consumers for the Philadelphia Portable People Meter-based radio ratings service, continue to work toward Media Rating Council accreditation for the PPM in Houston and have signed additional major market broadcasters to PPM ratings agreements.

“Our efforts have not been confined to Portable People Meter initiatives. We unveiled a new service that helps advertisers, agencies and radio stations easily define whether a particular radio station meets the beer industry’s audience guidelines.

“Our Scarborough Research was fully accredited by the Media Rating Council, giving that service a significant competitive advantage in its marketplace.

“And we were the first national research firm to resume regular surveys in the Katrina-impacted markets of New Orleans and Biloxi.”

Company Outlook for 2006

Arbitron is also providing guidance on its earnings outlook for the fourth quarter 2006 and for the full year 2006.

For the fourth quarter 2006, Arbitron expects revenue to increase approximately 5 percent compared to the fourth quarter of last year. Arbitron’s year-end 2006 revenue guidance is unchanged. As previously stated, 2006 revenue is expected to increase between 6 percent and 8 percent compared to 2005.

Earnings Per Share (diluted) for the fourth quarter 2006 is expected to be between $0.12 and $0.17 versus $0.36 in the fourth quarter 2005.

Arbitron’s fourth quarter 2006 Earnings Per Share guidance takes into account several factors.

In October 2006, Arbitron repaid its $50 million note, which had an above market interest rate and a number of terms that potentially limited the company’s financial flexibility. The pre-payment required the company to pay a “make-whole” interest payment to the note holders and also necessitated a write-off of the remaining balance of unamortized deferred financing costs. These two expenses will amount to approximately $2.9 million (pre-tax) or $0.06 per share (diluted) in the fourth quarter.

The impact of share-based compensation expense in the fourth quarter of 2006 is estimated to be approximately $1.3 million, or $0.03 per share (diluted).

The balance of the year-over-year reduction for the quarter is attributable to planned incremental spending on the PPM rollout in Philadelphia, New York and Los Angeles, as well as on some information technology spending that was previously planned to be spent in the third quarter 2006.

As a result of the previously noted $0.06 per share (diluted) expense related to the pre-payment of the $50 million note, Earnings Per Share (diluted) for the year ending December 31, 2006 is now expected to be between $1.63 and $1.68 versus the previously issued year-end guidance of $1.69 to $1.74 per diluted share, which did not contemplate the debt pre-payment.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. EDT on October 19 to discuss its third quarter results and other relevant matters. To listen to the call, dial the following telephone number: 888-858-4756. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audiences and marketing information. The Company has developed the PPMSM System, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by a research and technology organization located in Columbia, Maryland. Arbitron has approximately 1,800 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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Portable People MeterSM and PPMSM are marks of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People MeterSM System and entering into joint-venture or other material third-party agreements;

•	effectively manage the impact of any further consolidation in the radio and advertising agency industries;

•	keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations; and

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment.

•	successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2005.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Tables to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended September 30, 2006 and 2005
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,			%
	2006	2005	Change	Change
Revenue	$90,714	$85,615	$5,099	6.0%
Costs and expenses
Cost of revenue	26,775	25,845	930	3.6%
Selling, general and administrative	18,665	16,600	2,065	12.4%
Research and development	11,340	10,246	1,094	10.7%
Total costs and expenses	56,780	52,691	4,089	7.8%
Operating income	33,934	32,924	1,010	3.1%
Equity in net (loss) income of affiliate	(1,827)	193	(2,020)
Earnings before interest and income taxes	32,107	33,117	(1,010)	(3.0%)
Interest income	723	797	(74)	(9.3%)
Interest expense	1,061	986	75	7.6%
Earnings before income taxes	31,769	32,928	(1,159)	(3.5%)
Income tax expense	11,579	12,027	(448)	(3.7%)
Net income	$20,190	$20,901	$(711)	(3.4%)
Net income per weighted average common share
Basic	$0.69	$0.67	$0.02	3.0%
Diluted	$0.68	$0.66	$0.02	3.0%
Weighted average shares used in calculations
Basic	29,273	31,198	(1,925)	(6.2%)
Diluted	29,486	31,519	(2,033)	(6.5%)
Dividends per common share	$0.10	$0.10	–	—

Other data:
EBITDA (1)	$34,609	$34,529	$80	0.2%

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
Consolidated Statements of Income
Nine Months Ended September 30, 2006 and 2005
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30,			%
	2006	2005	Change	Change
Revenue	$249,967	$234,626	$15,341	6.5%
Costs and expenses
Cost of revenue	87,714	76,131	11,583	15.2%
Selling, general and administrative	58,678	49,463	9,215	18.6%
Research and development	31,352	26,942	4,410	16.4%
Total costs and expenses	177,744	152,536	25,208	16.5%
Operating income	72,223	82,090	(9,867)	(12.0%)
Equity in net income of affiliate	851	2,337	(1,486)	(63.6%)
Earnings before interest and income taxes	73,074	84,427	(11,353)	(13.4%)
Interest income	2,539	2,225	314	14.1%
Interest expense	2,941	3,053	(112)	(3.7%)
Earnings before income taxes	72,672	83,599	(10,927)	(13.1%)
Income tax expense	26,936	27,467	(531)	(1.9%)
Net income	$45,736	$56,132	($10,396)	(18.5%)
Net income per weighted average common share
Basic	$1.52	$1.80	$(0.28)	(15.6%)
Diluted	$1.51	$1.77	$(0.26)	(14.7%)
Weighted average shares used in calculations
Basic	30,087	31,265	(1,178)	(3.8%)
Diluted	30,313	31,624	(1,311)	(4.1%)
Dividends per common share	$0.30	$0.30	–	–

Other data:
EBITDA (2)	$79,933	$88,637	$(8,704)	(9.8%)

2) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three and Nine Months Ended September 30, 2006 and 2005
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$20,190	$20,901	$45,736	$56,132
Income tax expense	11,579	12,027	26,936	27,467
Net interest expense	338	189	402	828
EBIT (3)	$32,107	$33,117	$73,074	$84,427
Depreciation and amortization	2,502	1,412	6,859	4,210
EBITDA (3)	$34,609	$34,529	$79,933	$88,637

(3) Earnings before interest and income taxes (EBIT) and earnings before interest, income taxes, depreciation and amortization (EBITDA) are widely used non-GAAP measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
September 30, 2006 and December 31, 2005
(In thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)

Assets:
Cash and short-term investments	$88,949	$93,408
Receivables from brokers	–	30,000
Trade receivables	29,992	27,708
Property and equipment, net	36,889	30,875
Goodwill, net	40,558	40,558
Other assets	24,858	28,331
Total assets	$221,246	$250,880

Liabilities and Stockholders’ Equity:
Deferred revenue	$57,196	$62,434
Current debt	50,000	–
Long-term debt	–	50,000
Other liabilities	41,382	46,092
Stockholders’ equity	72,668	92,354
Total liabilities and stockholders’ equity	$221,246	$250,880